Exhibit 99.5

MEDIA CONTACTS:	Pam Joy
207-642-7337
pjoy@fairpoint.com

Connie Gemmer
(207) 774-2458, x102
connie@bartongingold.com

FAIRPOINT CREATING 125 JOBS IN PORTLAND

Part of Plan to Create a Total of 280 Jobs in Maine Upon Merger

PORTLAND, ME (June 28, 2007) — FairPoint Communications, Inc. today announced its intention to create approximately 125 jobs in Portland, part of a plan to create 280 new jobs throughout Maine following the completion of its merger with Verizon’s landline business in Maine.

“We’re very pleased that we will be able to create these jobs and provide a significant catalyst for the economies of Maine in general and of Portland in particular to grow,” said Peter G. Nixon, FairPoint’s chief operating officer who made the announcement at a news conference in Portland.

Contingent on the Maine Public Utilities Commission’s approval, receipt of other regulatory approvals and completion of the merger, the 125 new jobs in Portland will involve opportunities in business and wholesale sales, accounting, human resources, legal, risk management, billing analysis and bill production, supply chain and staff support. FairPoint has already begun hiring for some of the positions in Maine and will continue the process through January 2008 when the merger is expected to be completed.

“Job growth in Maine has been well below the U.S. average, with Maine adding jobs over the past year at a rate of less than one-half of one percent,” said Brian J. Gottlob, an economist and principal of Polecon Research in Dover, NH. He estimated that the direct and indirect job creation connected with FairPoint’s plans could increase the state’s employment growth to levels above what has been forecasted by economists.

The new FairPoint employees will primarily be located in current Verizon offices in the Davis Farm office complex in Portland.  These offices would be owned by FairPoint following the merger. The new employees will join the existing Verizon employees who continue as employees of FairPoint after the merger is completed.

FairPoint currently provides service to areas of Maine, including the communities of: Lee, Smyrna Mills, Eagle Lake, Fort Kent, Island Falls, China, Standish, Sherman, Casco, Naples, Fryeburg, Poland, Raymond, Mattawamkeag and more. The regional headquarters for current operations in Northern New England is located in South Portland and will remain in the Portland area, Nixon said.

“Late last year, FairPoint hired 35 new employees in South China, Maine, at its East Coast Call Center. Today we are announcing an additional 125 new jobs being added in Portland and 280 overall in Maine.  This kind of momentum and ongoing job creation for Maine is very exciting.  We are a major employer in Maine, committed to being a partner in economic development in Maine.” Nixon said.

In addition to the 125 jobs FairPoint is planning to create in Portland, it also plans to create another 125 in Bangor and another 30 in various locations around the state, for a total of 280 anticipated new jobs in Maine. “FairPoint expects certain of these positions to be union represented jobs.” Nixon said.

 “The skilled and experienced workforce at Verizon will be a key component to the success of the merger,” Nixon said. “We will count on the existing employees to help us serve customers and expand broadband service.  These employees can expect the same excellent compensation levels and benefits they enjoy with Verizon.”

“Maine is key to FairPoint’s commitment to Northern New England,” said Nixon. “It’s a great state and we’re happy to be here and be an integral part of the Maine economy. We are already the second largest telephone company in Maine and we look forward to working with our existing and future employees as we become Maine’s largest telecommunications provider.”

About FairPoint

FairPoint is a leading provider of communications services to rural and small urban communities across the country. Incorporated in 1991, FairPoint’s mission is to acquire and operate telecommunications companies that set the standard of excellence for the delivery of service to rural and small urban communities. Today, FairPoint owns and operates 31 local exchange companies located in 18 states offering an array of services, including local and long distance voice, data, Internet and broadband offerings. The company is traded on the New York Stock Exchange under the symbol “FRP”.

This press release may contain forward-looking statements by FairPoint that are not based on historical fact, including, without limitation, statements containing the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions and statements related to potential cost savings and synergies expected to be realized in the merger. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described from time to time in FairPoint’s filings with the Securities and Exchange Commission, including, without limitation, the risks described in FairPoint’s most recent Annual Report on Form 10-K on file with the Securities and Exchange Commission.  These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements.  All information is current as of the date this press release is issued, and FairPoint undertakes no duty to update this information.  Source: FairPoint Communications, Inc., www.fairpoint.com.

FairPoint has filed a registration statement, including a proxy statement, and other materials with the Securities and Exchange Commission (“SEC”) in connection with the proposed merger.  We urge investors to read these documents because they contain important information.  Investors can obtain copies of the registration statement and proxy statement, as well as other filed documents containing information about FairPoint and the merger, at www.sec.gov, the SEC’s website, or at www.fairpoint.com/investor.  Investors may also obtain free copies of these documents and the Company’s SEC filings at www.fairpoint.com under the Investor Relations section, or by written request to FairPoint Communications, Inc., 521 E. Morehead Street, Suite 250, Charlotte, NC 28202, Attention: Investor Relations.

FairPoint, Verizon, and FairPoint’s directors, executive officers, and other employees may be deemed to be participants in the solicitation of proxies from FairPoint stockholders with respect to the merger and transactions.  Information about FairPoint’s directors and executive officers is available in FairPoint’s proxy statement for its 2006 annual meeting of shareholders, dated April 24, 2006.  Additional information about the interests of potential participants will be included in the registration statement and proxy statement and other materials filed or to be filed by FairPoint with the SEC.

###